Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Fortress Value Acquisition Corp. V

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, $0.0001 par value	(1)	457(a)	28,750,000	$10.00	$287,500,000.00	0.0001381	$39,703.75

Total Offering Amounts:							$287,500,000.00		39,703.75
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$39,703.75

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

Includes 3,750,000 Class A ordinary shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends, or similar transactions.